Exhibit 3.2
PLAINFIELD ENTERPRISES LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of PLAINFIELD ENTERPRISES LLC, a Delaware limited liability company (the “Company”), is effective as of September 2, 2008 (the “Effective Date”), by HBJ Plainfield LLC and Plainfield Enterprises Holdings LLC, Delaware limited liability companies.

WHEREAS, the Company was formed as a limited liability company pursuant to the filing of the Certificate of Formation in the form attached hereto as Exhibit A with the Secretary of State of Delaware, the Members formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Members of the Company adopted the Limited Liability Company Agreement, dated as of January 4, 2008 (the “Prior Agreement”);

WHEREAS, the Members wishes to enter into this Agreement to amend, restate and supersede in its entirety, the Prior Agreement, to constitute the limited liability company agreement of the Company in accordance with the Act, and to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters;

NOW, THEREFORE, in consideration of the mutual covenants expressed herein the Members hereby agree that the Prior Agreement is amended, superseded and restated in its entirety by this Agreement, and that this Agreement constitutes the adoption of the amended and restate limited liability company agreement of the Company in accordance with the Act by all of the Members of the Company and hereby agree as follows:

ARTICLE I
THE COMPANY

1.1       Formation.  The Company was formed as a limited liability company under and pursuant to the provisions of the Act on August 22, 2007. The fact that the Certificate is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company.  The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement. The Members hereby approve and ratify all actions heretofore taken by any Member and any of its agents or representatives in connection with the formation or organization of the Company.  The sole Members of the Company at the Effective Date shall be Plainfield Enterprises Holdings LLC, a Delaware limited liability company (“Investco”) and HBJ Plainfield LLC, a Delaware limited liability company (“Voteco”).  Investco and Voteco shall be sometimes referred to as the “Initial Members”.

1.2       Name.  The name of the Company is “PLAINFIELD ENTERPRISES LLC” and all business of the Company shall be conducted in such name.  The Managers may change the name of the Company to any other name as they may determine.

1.3       Purpose; Powers.  The purpose of the Company (the “Business Purpose”) is to hold equity, directly, or indirectly through Affiliates, in one (1) or more entities related to the gaming industry, and to exercise the rights, and manage the distributions received, in connection therewith (the “Business”). The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the Business Purpose.  It is hereby acknowledged and agreed that Investco, as holder of Class B Units, shall not be entitled to any management or voting rights with respect to the Company, except as provided by applicable law.

1.4       Place of Business of the Company.  The principal place of business of the Company shall be located at 55 Railroad Avenue, Greenwich, CT 06830.  The Managers may change the principal place of business of the Company to any other place within or without the State of Delaware.  The registered office of the Company in the State of Delaware shall be initially located at the address set forth in the Certificate.

1.5       Other Offices.  The Company may establish and maintain other offices at any time and at any place or places as the Managers may designate.

1.6       Filings; Registered Agent for Service of Process.

 (a)           The Managers shall take all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other certificates, documents, instruments and publications as may be required by law.

 (b)           The Managers or, if required by applicable law, the Members shall execute and cause to be filed original and amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdiction in which the Company engages in the Business.

(c)           The resident agent of the Company for service of process on the Company in the State of Delaware shall be as set forth in the Certificate or as changed by the Managers from time to time in accordance with the Act.

1.7       Term.  The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue in perpetuity, unless earlier terminated in accordance with Article X.

1.8       Partnership Tax Treatment.  Each Member recognizes, agrees and intends that, for federal and conforming state income tax purposes and no other, the Company will be classified as a partnership.

1.9       Title to Company Property.  All property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member.

1.10     Outside Activities. In view of the limited purposes of the Company, no Member shall have any obligation (fiduciary or otherwise) with respect to the Company or to the other Members arising out of this Agreement insofar as making other investment opportunities available to the Company or to the other Members.  Each Member may, notwithstanding the existence of this Agreement, engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members pursuant to this Agreement.  Neither this Agreement nor any activities undertaken pursuant hereto shall prevent any Member from engaging in such activities, and the fiduciary duties of the Members to each other and to the Company shall be limited solely to those arising from the purposes of the Company described in Section 1.3 above.

ARTICLE II
DEFINITIONS & INTERPRETATION

2.1       Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

Act.  As defined in the Preamble hereof.

Additional Capital Contributions.  With respect to any Member, the Capital Contributions made by such Member pursuant to Section 3.2.  In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Units Transferred.

Affiliate.  With respect to a specified Person, a Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

Agreement.  As defined in the Preamble hereof, including and incorporating each annex attached hereto.

Book Value.  With respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or, in the sole discretion of the Managers, permitted by Regulations Section 1.704-1(b)(2)(iv)(d)-(g).

Business.  As defined in Section 1.3.

Business Purpose.  As defined in Section 1.3.

Capital Account.  As defined in Section 4.1.

Capital Contributions.  With respect to any Member, the amount of money and other things of value contributed to the Company with respect to the Units in the Company held or purchased by such Member, including Additional Capital Contributions.

Certificate.  The Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company.

Class A Unit.  Class A ownership unit in the Company, including any and all benefits to which the holder of such Class A Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

Class A Vote.  With respect to any action, a vote by the Member holding Class A Units, whether at a meeting or by written consent, in which such Member unanimously affirms such action.

Class B Unit.  Class B ownership unit in the Company, including any and all benefits to which the holder of such Class B Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

Code.  The United States Internal Revenue Code of 1986.

Commission.  Nevada Gaming Commission.

Company.  As defined in the Preamble hereof.

Dissolution Event.  As defined in Section 10.1.

Effective Date. As defined in the Preamble hereof.

Execution Date.  As defined in the Preamble hereof.

Gaming Act.  Nevada Revised Statutes Chapter 463.

Gaming Adverse Event.  With respect to a Person:

(a)           the determination by any applicable Gaming Authority that such Person is unsuitable to be licensed if such Person is required to be licensed;

(b)           if such Person is a Member, the determination by any applicable Gaming Authority that such Person is unsuitable to hold its Membership Interest;

(c)           if such Person is a Manager, the determination by any applicable Gaming Authority that such Person is unsuitable to engage in the management of the Company;

(d)           the denial, revocation, suspension or voluntary relinquishment of a required Gaming Approval issued to such Person by any Gaming Authority; or

(e)           any action by such Person that results in a written communication from any Gaming Authority to the Company advising the Company that, or administrative action by any Gaming Authority determining that, (i) any required Gaming Approval by such Gaming Authority with respect to the Company shall be approved only upon terms and conditions that are unacceptable to the Company (as determined by a Class A Vote), or (ii) such Gaming Authority shall revoke or suspend any existing required Gaming Approval held by the Company.

Gaming Approval.  With respect to a Person, a license or finding of suitability required by a Gaming Authority under the Gaming Laws in order for such Person to hold an equity interest in the Company or actively engage in the management of the Company.

Gaming Authorities.  Those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, within the State of Nevada specifically, the Nevada Gaming Authorities.

Gaming Laws.  All gaming laws of any jurisdiction or jurisdictions to which the Company is, or may at any time become, subject, including the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, and the codes, rules and regulations adopted by the Gaming Authorities.

Initial Members.  As defined in Section 1.1.

Initial Units.  With respect to a Member, the number of Class A Units or Class B Units set forth on Exhibit A attached hereto.

Investco. As defined in Section 1.1.

Losses.  See definition for “Profits and Losses”.

Manager.  Any Person (a) who is designated as such who has been appointed as such in accordance with Section 7.1, and (b) who has not ceased to be a Manager in accordance with Section 7.1.

Member.  Any Person (a) who is listed as such on Exhibit A attached hereto, or who has become a Member in accordance with the terms of this Agreement, and (b) who has not ceased to be a Member in accordance with the terms of this Agreement.

Membership Interest.  With respect to any Member, such Member’s entire interest in the Company and the rights and privileges that such Member may enjoy by being a Member, including such interest and such rights and privileges that may arise from any Units held by such Member.

NRS.  The Nevada Revised Statutes.

Percentage Interest.  With respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date.

Person.  Any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Prior Agreement. As defined in the Preamble hereof.

Profits and Losses.  For each fiscal year or other period, the Company’s taxable income or loss for such fiscal year or other period, determined in accordance with Section 703(a) of the Code (including items required to be stated separately under Section 703(a)(1)).  Profits and Losses shall be increased by any tax-exempt income and shall be decreased by any expenditures that are not deductible in computing taxable income and that are not capitalized.  Profits and Losses shall be properly adjusted as necessary to reflect any allocations required by Section 10.2.  In addition, if Company property has a Book Value different than its adjusted basis for tax purposes, then (a) Profits and Losses shall be determined by applying the principles of Regulations Section 1.704-1(b)(2)(iv)(g), with the result that Profits and Losses shall be determined with reference to depreciation, amortization and gain or loss based upon Book Value, and (b) in the case of a revaluation of property, any gain or loss resulting from such revaluation shall be taken into account in calculating Profits and Losses for the year in which the revaluation occurs.

Regulations.  Temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Transfer.  As a noun, any voluntary or involuntary assignment, transfer, sale, pledge, hypothecation, encumbrance or other disposition; as a verb, voluntarily or involuntarily to assign, transfer, sell, pledge, hypothecate, encumber or otherwise dispose of.

Unit.  Any Class A Unit and any Class B Unit.

Voteco. As defined in Section 1.1.

2.2       Interpretation.

(a)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.

(c) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms.

(d)  All references in this Agreement to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, this Agreement unless the context shall otherwise require.  All Annexes attached to this Agreement shall be deemed incorporated herein as if set forth in full herein.

(e)  The words “include,” “includes” and “including” and variations thereof when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(f)   References to a party to this Agreement are also to its successors and permitted assigns.

(g) Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

(h) All references to “$” or “Dollars” shall mean United States Dollars.

2.3       Captions.  Titles or captions of Articles or Sections contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

ARTICLE III
CAPITAL CONTRIBUTIONS; INITIAL OWNERSHIP

3.1       Initial Ownership of the Company.  The Company issued to its subscribing Members their Initial Units in exchange for the consideration set forth in Exhibit A hereto.

3.2       Additional Capital Contributions.  A Member may make Additional Capital Contributions as approved by the Managers.

ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATIONS

4.1       Capital Accounts.  The Company shall establish a separate capital account (a “Capital Account”) for each Member.  The Company shall determine and maintain each Capital Account in accordance with Section 704(b) of the Code and Regulations Section 1.704-1(b)(2)(iv), and such other provisions of Regulations Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations.  Specifically:

(a)           Each Member’s Capital Account shall be increased by (i) its Capital Contributions (net of liabilities secured by any contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (ii) the amount of Profits allocated to such Member pursuant to Section 4.2.

(b)           Each Member’s Capital Account shall be decreased by (i) the amount of cash and the fair market value of any property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code) and (ii) the amount of Losses allocated to such Member pursuant to Section 4.2.

4.2       Allocations.

(a)           Except as otherwise provided in Section 4.2(b), Profits and Losses for any fiscal year shall be allocated among the Members in a manner determined by the Managers in good faith such that, as of the end of such fiscal year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of partnership minimum gain and (iii) such Member’s partner non-recourse debt minimum gain equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Act, determined as if the Company were to (A) liquidate the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of liquidation pursuant to Section 10.2.

(b)           Items of Profits and Losses shall be allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).  To the extent permitted pursuant to Regulations Section 1.704-2, non-recourse deductions (as defined in Regulations Section 1.704-2) of the Company shall be allocated to the Members in the manner determined by the Managers.  If there is a net decrease in the Company’s partnership minimum gain or partner non-recourse debt minimum gain (as defined in Regulations Section 1.704-2), then the Members shall be allocated items of Profits in a manner that complies with the “minimum gain chargeback” requirements of Regulations Section 1.704-2.  Allocations of tax items shall in all events be made in a manner that is consistent with Regulations Section 1.704-1(b) and Section 704(c) of the Code.

ARTICLE V
DISTRIBUTIONS

5.1       Distributions.  Any distributions shall be made to the Members at such times and in such amounts as approved by the Managers in good faith and, if and when made, shall be distributed by the Company to the Members pro rata in proportion to their respective Percentage Interests.

5.2       Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.2 for all purposes under this Agreement.  The Company, under the direction of the Managers acting in good faith, is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

ARTICLE VI
MEMBERSHIP MATTERS;
TRANSFERS AND FORFEITURES OF MEMBERSHIP INTERESTS

6.1       Restrictions on Transfer, Issuance and Admission.  Unless approved in advance by the Managers and, by the applicable Gaming Authorities, if any, no Member shall Transfer all or any portion of its Units.  Notwithstanding the immediately preceding sentence, Transfers or issuances of any Units to any Person who was required to be, and has not been, found suitable to be licensed or to hold such Units by the applicable Gaming Authorities, if any, are prohibited and shall be null and void and of no force or effect ab initio.

6.2       Substituted Member.  A transferee of any Units pursuant to a Transfer that complies with Section 6.1 shall, if not a Member, be admitted to the Company as a substituted Member entitled to all the rights of a Member upon the execution and delivery of such instruments, in form and substance satisfactory to the Managers, as may be necessary, appropriate or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by all of the terms and provisions of this Agreement.  Unless a transferee becomes a substituted Member in accordance with the provisions of this Section 6.2, he, she or it shall not be entitled to any of the rights granted to a Member under the Act or this Agreement.

6.3       Effect of Unsuitability Determination.  As of the date that the Company receives notice from any applicable Gaming Authority that a Member or a transferee of any Membership Interest (i) is required to be licensed but is unsuitable to be licensed or (ii) is unsuitable to hold a Membership Interest, such unsuitable Member or transferee shall not, for so long as such unsuitability determination remains in force and effect, (A) receive any share of any cash distribution, or any other property or payments upon the dissolution of the Company, (B) exercise directly or through a trustee or nominee any voting rights conferred by any Membership Interest, (C) participate in the management of the Business or affairs of the Company, or (D) receive any remuneration in any form from the Company for services rendered or otherwise.

ARTICLE VII
MANAGEMENT

7.1       Managers Board.

(a)           The management of the Company shall be vested in the Board of Managers (the "Board") designated by the Members.  The Operating Manager, who shall be appointed by the Board from among its Managers, shall report to and be subject to the direction of the Board.  The initial Operating Manager of the Company shall be Alan Ginsberg.

(b)           The number of Managers on the Board shall be five (5) unless otherwise provided herein.  The Managers of the Company shall be the following:

Alan Ginsberg
Max Holmes
Joseph Bencivenga
Ron Johnson
Marc Sole

(c)           A Manager shall remain in office until removed by action of the holders of a majority of membership units of the Company having voting authority.

(d)           A Manager (including the Operating Manager) may be removed from the position of Manager at any time, with or without cause, by the written notice of the holders of a majority of the membership units of the Company having voting authority.  Any removal of the Operating Manager from the position of Manager pursuant to this Section 7.1(d) shall also constitute the removal of such Manager from the position of Operating Manager without the necessity of any further action pursuant to Section 7.8.

(e)           In the event any Manager dies or is unwilling or unable to serve as such or is removed from office, the remaining Managers shall promptly designate a successor to such Manager.

(f)           Each Manager shall have one (1) vote.  Except as otherwise provided in this Agreement, the Board shall act by the affirmative vote of a majority of the total number of members of the Board.

(g)           Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A person who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company.

(h)           The Board shall have the power to delegate authority to the Operating Manager by express written delegation as it may from time to time deem appropriate.  Any delegation of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly.

(i)           A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

7.2       Meetings of the Board.

(a)           The Board shall hold regular meetings no less frequently than once every year and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement.  Unless otherwise approved by the Board, each regular meeting of the Board will be held at the Company's principal place of business and attendance by the Operating Manager is mandatory.  At such meetings the Board shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b)           Special meetings of the Board may be called by any Manager.  Notice of each such meeting shall be given to each Manager on the Board by telephone, telecopy, telegram or similar method (in each case, notice shall be given at least twenty-four (24) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least three (3) days before the meeting), unless a longer notice period is established by the Board.  Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held.  No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers.  Any Manager may waive notice of any meeting in writing before, at, or after such meeting.  The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c)           Any action required to be taken at a meeting of the Board, or any action that may be taken at a meeting of the Board, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.

(d)           Notwithstanding anything to the contrary in this Section 7.2, the Board may take without a meeting any action that may be taken by the Board under this Agreement if such action is approved by the unanimous written consent of the Managers.

7.3       Board Powers.

(a)           Except as otherwise provided in this Agreement or delegated to the Operating Manager hereunder, all powers to control and manage the affairs of the Company shall be exclusively vested in the Board and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Articles or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Board deems necessary, useful or appropriate for the management and conduct of the Company’s business.

(b)           The Board may appoint the officers of the Company and will establish policies and guidelines for the hiring of employees, as appropriate and necessary.  The Operating Manager shall be responsible for conducting the day-to-day business and affairs of the Company in the name of, and on behalf of, the Company.

7.4       Duties and Obligations of the Board.

(a)           The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of its Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity, and (v) oversee the activities of the Operating Manager.

(b)           The Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes, including the acquisition and monitoring the Company’s assets in accordance with the provisions of this Agreement  and applicable laws and regulations.

(c)           The Board shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Company’s assets.

7.5       Day-to-Day Management by Operating Manager.

Subject to the limitations and restrictions set forth in this Agreement, the Operating Manager may exercise the following specific rights and powers without any further consent of the other Managers being required:

(a)           Acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(b)           Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management of the affairs of the Company;

(c)           Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d)           Care for and distribute funds to the Members by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(e)           Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants to provide services for the Company;

(f)           Ask for, collect, and receive any rents, issues, and profits or income from any property owned by the Company, or any part or parts thereof, and disburse Company funds for Company purposes to those persons entitled to receive the same;

(g)           Purchase from or through others, contracts of liability, casualty, or other insurance for the protection of the properties or affairs of the Company or the Members, or for any purpose convenient or beneficial to the Company;

(h)           Pay all taxes, licenses, or assessments of whatever kind or nature imposed upon or against the Company and for such purposes to make such returns and do all other such acts or things as may be deemed necessary and advisable by the Board;

(i)           Establish, maintain, and supervise the deposit of any monies or securities of the Company with federally insured banking institutions or other institutions as may be selected by the Operating Manager, in accounts in the name of the Company with such institutions;

(j)           Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and

(k)           Perform all ministerial acts and duties relating to the payment of all indebtedness, taxes, and assessments due or to become due with regard to the Company’s assets, and to give and receive notices, reports, and other communications arising out of or in connection with the ownership, indebtedness, or maintenance of the Company’s assets.

7.6       Duties and Obligations of the Operating Manager.

(a)           The Operating Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member or any of his Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or any of his Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member and his Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Board, (iii) causing the Company to pay its liabilities from assets of the Company and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b)           The Operating Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control.  The funds of the Company shall not be commingled with the funds of any other Person and the Operating Manager shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company.  The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Board and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Board may determine.

7.7       Restrictions on the Managers.

Notwithstanding anything in this Agreement to the contrary, neither the Operating Manager nor any other Manager shall have any authority to take any action not expressly delegated to such Operating Manager or other Manager hereunder.  Without limiting the generality of the preceding sentence, the Operating Manager and each other Manager shall not have the authority to, and covenants and agrees that he shall not, do any of the following acts on behalf of the Company without the approval of the a majority of the Board:

(a)           Acquire, by purchase, lease, or otherwise, any real property on behalf of the Company;

(b)           Give or grant any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security interests, or otherwise encumbering any stock, interest in a business entity, promissory note issued to the Company, or any other asset owned by the Company;

(c)           Sell, convey, or refinance any interest, direct or indirect, that may be acquired by the Company in Casino Monte Lago Holding, LLC;

(d)           Cause or permit the Company to extend credit to or make any loans or become a surety, guarantor, endorser, or accommodation endorser for any person or enter into any contracts with respect to the operation or management of the business of the Company;

(e)           Release, compromise, assign, or transfer any claims, rights, or benefits of the Company;

(f)           Confess a judgment against the Company or submit a Company claim to arbitration;

(g)           File any petition for bankruptcy of the Company;

(h)           Distribute any cash or property of the Company, other than as provided in this Agreement;

(i)           Admit a new Member to the Company;

(j)           Amend this Operating Agreement; or

(k)           Do any act in contravention of this Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Company.

Notwithstanding the above, the Operating Manager shall have the right and authority to take such actions as he, in its reasonable judgment, deems necessary for the protection and preservation of Company assets if, under the circumstances, in the good faith estimation of the Operating Manager, there is insufficient time to allow the Operating Manager to obtain the approval of the Board to such action and any delay would materially increase the risk to preservation of assets.  The Operating Manager shall notify the Board of each such action contemporaneously therewith or as soon as reasonably practicable thereafter.  Such authority shall lapse and terminate upon reduction of such risk to preservation of assets or upon receipt by the Operating Manager of telephone, facsimile, or written notice from any other Manager of his disapproval of any or all of the proposed actions.

7.8       Replacement of Operating Manager.

In the event a majority of the Board shall at any time, or from time to time, be dissatisfied with the Operating Manager's performance (regardless of whether such dissatisfaction shall constitute legal "cause" for termination) or believe removal of the Operating Manager is appropriate for any other reason, such Managers shall have the right to remove the Operating Manager from the position as Operating Manager (but not from the position as a member of the Board) upon written notice of such action to the Operating Manager.  A person who is removed from the position of Operating Manager pursuant to this Section 7.8 shall continue to be a Manager until such person is removed from the position of Manager in accordance with Section 7.1 or otherwise ceases to be a Manager in accordance with the terms of this Agreement.  The approval of a majority of the Board shall be required to appoint a replacement Operating Manager.

7.9       Reimbursements.

The Company shall reimburse the Members and Managers for all expenses incurred and paid by any of them in the organization of the Company (other than those fees and costs incurred by the Members individually in the review of this Agreement and transaction(s) contemplated hereby) and as authorized by the Company, in the conduct of the Company's business, including, but not limited to, expenses of maintaining an office, telephones, travel, office equipment and secretarial and other personnel as may reasonably be attributable to the Company.  Such expenses shall not include any expenses incurred in connection with a Member's or Managers' exercise of its rights as a Member or a Manager apart from the authorized conduct of the Company's business.  The Board's sole determination of which expenses are allocated to and reimbursed as a result of the Company's activities or business and the amount of such expenses shall be conclusive.  Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.

7.10     Compensation; Expenses and Loans.

(a)           Compensation and Reimbursement. Except as otherwise provided in this Agreement, no Member or Affiliate of any Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member, nor shall any Member or Affiliate of any Member be reimbursed for any expenses incurred by such Member or Affiliate on behalf of the Company or otherwise in its capacity as a Member.

(b)           Expenses. The Operating Manager and other Managers may charge the Company, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Company's business and payable to Persons other than the Operating Manager or any Affiliate of the Operating Manager.

7.11     Indemnification of the Managers.

(a)           The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against any Manager including the Operating Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Manager, including reasonable attorneys' fees incurred by the Manager in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

(b)           Unless otherwise provided in Section 7.11(d) following, in the event of any action by a Member against any Manager, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Manager, including reasonable attorneys' fees incurred in the defense of such action.

(c)           Unless otherwise provided in Section 7.11(d) following, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Manager, if for the benefit of the Company and in accordance with this Agreement said Manager makes any deposit or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

(d)           Notwithstanding the provisions of Sections 7.11(a), 7.11(b) and 7.11(c) above, such Sections shall be enforced only to the maximum extent permitted by law and no Manager shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

(e)           The obligations of the Company set forth in this Section 7.11 are expressly intended to create third party beneficiary rights of each of the Managers and any Member is authorized, on behalf of the Company, to give written confirmation to any Manager of the existence and extent of the Company's obligations to such Manager hereunder.

ARTICLE VIII
UNSUITABILITY OF MEMBER

Any Member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within 10 days, after the Company receives notice from the Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.

ARTICLE IX
BOOKS AND RECORDS; REPORTS

The Manager(s) shall keep adequate and accurate books and records with respect to the operations of the Company.  Such books and records shall be maintained at the Company’s principal place of business, or at such other place as the Manager(s) shall determine, and all Members, and their duly authorized representatives, shall at all reasonable times have access to such books and records as well as any information required to be made available to the Members under the Act.  Within a reasonable time after the end of each fiscal year, the Company shall cause to be delivered to each Person who was a Member at any time during such fiscal year such information, if any, with respect to the Company as may be necessary for the preparation of such Person’s federal, state or local income tax returns.

ARTICLE X
DISSOLUTION AND TERMINATION

10.1     Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following (a “Dissolution Event”):

(a)           Upon the sale or other disposition of all or substantially all of the Company’s assets and receipt of all consideration therefor;

(b)           Upon a judicial determination that an event has occurred that makes it unlawful, impossible or impracticable for the Company to carry on the Business; or

(c)           Upon a Class A Vote.

10.2     Winding Up.  Upon the occurrence of a Dissolution Event or the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Business and affairs of the Company; provided, that, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to this Section 10.2 and the Certificate has been canceled pursuant to the Act.  The Managers, as liquidators, shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of a Dissolution Event.  The Managers, as liquidators, shall take full account of the Company’s liabilities and property and shall cause such property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order and priority:

                        (a)          First, to the payment and discharge of all of the Company’s debts and other liabilities to creditors (including Members that are creditors).

(b)           Second, to establishing any reserves which the Managers determine, in their sole and absolute discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company.

(c)           The balance, if any, to the Members in accordance with the order of priority set forth in Section 5.1.

10.3     Deficit Capital Accounts.  If any Member has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

10.4     Rights of Members.  Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of its Capital Contributions and has no right or power to demand or receive property other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any Manager.

10.5     Notice of Dissolution/Termination.

(a)           In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Managers shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

(b)           Upon completion of the distribution of the property of the Company as provided in this Article X, the Company shall be terminated, and the Managers, as liquidators, shall cause the filing of the certificate of dissolution and shall take all such other actions as may be necessary to terminate the Company.

10.6     Allocations During Period of Liquidation.  Until the date on which all of the assets of the Company have been distributed to the Members in accordance with Section 10.2, the Members shall continue to share profits, losses and other items of Company income, gain, loss or deduction in the manner provided in Article IV.

10.7     Character of Liquidating Distributions.  All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

10.8     The Liquidators.

(a)           Fees.  The Company is authorized to reimburse the Managers, as liquidators, for their reasonable costs and expenses incurred in performing the services of liquidators.

(b)           Indemnification.  The Company shall indemnify, hold harmless, and pay all judgments and claims against the Managers, as liquidators, or agents or representatives of the Managers, relating to any liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, claims, suits, actions or causes of action, demands, deficiencies, losses, settlements, assessments, awards, judgments, interest, fines, penalties, damages (including incidental, consequential, actual and punitive damages), and costs and expenses (including reasonable attorneys’ fees, which may be paid as incurred, and other reasonable costs and expenses of investigating or contesting any of the foregoing) incurred by reason of any act performed or omitted to be performed by the Managers, as liquidators, or such agents or representatives, in connection with the liquidation of the Company.

10.9     Form of Liquidating Distributions.  For purposes of making distributions required by Section 10.2, the Managers, as liquidators, may determine whether to distribute all or any portion of the property of the Company in-kind or to sell all or any portion of the property of the Company and distribute the proceeds therefrom.

ARTICLE XI
GAMING ACT RESTRICTIONS

Notwithstanding anything to the contrary expressed or implied in this Agreement or the Certificate, the sale, assignment, transfer, pledge or other disposition of any interest in the Company when it is a Nevada gaming licensee or a holding company registered with the Commission under the Gaming Act is ineffective unless approved in advance by the Commission.  If at any time the Commission finds that a Member which owns any such interest in unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact.  The Company shall, within 10 days from the date that it receives the notice from the Commission, return to the unsuitable Member the amount of his capital account as reflected on the books of the Company.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (a) to receive any share of the distribution of profits or cash or any other property of, or payment upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or though a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the limited-liability Company; or (d) to receive any remuneration in any form from the  Company, for services rendered or otherwise.

ARTICLE XII
GENERAL PROVISIONS

12.1     Further Assurances.  The Members shall execute and deliver such further instruments and other documents as may be necessary or appropriate to give full force and effect to all of the terms and provisions of this Agreement.

12.2     Confidentiality.  The Managers shall determine the form and content of any public announcement, whether by press release or otherwise, with respect to this Agreement or any of the discussions, negotiations or transactions relating hereto.

12.3     Entire Agreement.  This Agreement (which includes the attached annexes) is intended by the parties hereto as the final expression and the complete and exclusive statement of their agreement with respect to the terms in this Agreement, and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be effective or admissible.

12.4     Amendments.  This Agreement may not be amended in any way except by a writing duly executed by all Members specifying that it amends this Agreement.

12.5     Governing Law.  The Members expressly agree that all the terms and conditions hereof shall be construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

12.6     Jurisdiction; Waiver of Jury Trial.  Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Delaware in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

12.7     Waiver.  Any term or condition of this Agreement may be waived at any time by the Member that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Member waiving such term or condition.  No waiver by any Member of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Member will impair or affect the right of such Member thereafter to exercise the same.  Any extension of time or other indulgence granted to any Member will not otherwise alter or affect any power, remedy or right with respect to any other Member, or the obligations of the Member to whom such extension or indulgence is granted. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

12.8     Severability.  Every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.9     No Assignment.  Except as expressly set forth in this Agreement, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Member without the prior written consent of the other Members and any attempt to do so shall be null and void and of no force or effect ab initio.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Members and their respective successors, permitted transferees and assigns.

12.10   Third Party Beneficiaries.  Nothing herein, express or implied, is intended to or shall confer upon any other Persons any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly set forth herein.

12.11   Construction.  Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

12.12   Counterparts.  This Agreement may be executed by facsimile and in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.  Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement of the Company as of the day first above set forth.

HBJ PLAINFIELD LLC
By: /s/ Alan Ginsberg
Name: Alan Ginsberg
Title: President, Secretary & Treasurer

PLAINFIELD ENTERPRISES HOLDINGS LLC
By: /s/ Thomas X. Fritsch
Name: Thomas X. Fritsch
Title: Vice President, Secretary & Treasurer

EXHIBIT A

CAPITAL CONTRIBUTIONS

Class A (Voting) Units

Member	No. of Units	Contribution

HBJ Plainfield LLC	1	$0.01

Class B (Non-Voting) Units

Member	No. of Units	Contribution

Plainfield Enterprises Holdings LLC	9,999	$10.00